July 16, 2019

eMARINE Global Inc.

4th Floor, 15-14, Samsan-ro 308beon-gil

Nam-gu, Ulsan, 44715 South Korea

Re: Form S-1 Registration Statement (File No. 333-                 )

Ladies and Gentlemen:

We have acted as counsel for eMARINE Global Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “ Commission “) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1 (the “Registration Statement”) relating to the registration of up to 9,174,082 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) consisting of 9,174,082 shares of Common Stock currently outstanding, that may be offered for sale from time to time by the selling stockholders named therein (the “Selling Stockholders”). This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that:

(1)	the Shares have been duly authorized and validly issued, and are fully paid and non-assessable shares of common stock of the Company.

We are opining herein as to the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and we express no opinion with respect to any other laws.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP